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                                                                    EXHIBIT 10.9

                                   [ITC LOGO]

                              CONSULTANT AGREEMENT

THIS AGREEMENT, made as of this 18th day of August, 1997 (the "Effective Date"), by and between ITC LEARNING CORPORATION, a corporation duly organized and existing under the laws of the State of Maryland, with principal offices in Herndon, Virginia (hereinafter referred to as "ITC"), and Philip J. Facchina, acting personally, of 8128 Boss Street Vienna, VA 22182 (hereinafter referred to as the "CONSULTANT").

                                    ARTICLE 1
                             INDEPENDENT CONTRACTOR

The CONSULTANT shall be deemed at all times to be an independent contractor and the CONSULTANT is not for any purposes an employee or CONSULTANT of ITC and the CONSULTANT agrees not to make any representation to the contrary. The CONSULTANT understands and agrees that as an independent contractor he/she does not have any authority to sign contracts, notes, obligations, to make any purchases or to acquire or dispose of any property on behalf of ITC. ITC does however, agree to indemnify, defend and hold harmless CONSULTANT for any claims, or actions which may result the transactions or transactions contemplated hereby regardless whether or not CONSULTANT is deemed liable for such claims or actions

                                    ARTICLE 2
                        CHARACTER AND EXTENT OF SERVICES

The CONSULTANT shall act as an advisor to ITC for the potential sale of the assets, capital stock, intellectual property or other assets of Anderson SoftTeach ("Anderson"), a subsidiary of ITC. Sale of any of the foregoing could be accomplished through the exchange of cash or securities, assumption of debt or other liabilities, or other mutually agreed upon compensation. In such capacity, CONSULTANT shall use his best efforts and work with ITC, its officers and employees, in order to bring forward a term sheet from a potential purchaser for Anderson, which leads to the successful consummation of the proposed transaction outlined therein ("Transaction"). In accordance with the requirements of this engagement, the CONSULTANT shall perform the following tasks:

        - Communicate and coordinate with potential purchasers of Anderson regarding the timing of due diligence and due diligence procedures;

        - Negotiate in good faith with potential purchasers toward a purchase price acceptable to ITC, which may be accepted or rejected by ITC, in ITC's sole discretion;

        - Assist ITC in structuring and negotiating the terms of the Transaction.

ITC acknowledges that groups headed by E. Tomaszewicz and S. Roden are potential purchasers of Anderson, and would be covered by this Agreement.

CONSULTANT will be under the direction of J.H. (Bill) Walton, the Chief Executive Officer of ITC, or another ITC manager or officer when specifically designated by Bill Walton.

                                    ARTICLE 3
                              PERIOD OF PERFORMANCE

The term of this AGREEMENT shall be that period commencing with the Effective Date through close of business December 31, 1997.


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CONSULTANT Agreement with Philip J. Facchina                              Page 2


                                    ARTICLE 4
                                   TERMINATION

This AGREEMENT may be terminated by either party without cause, upon 7 days written notice to the other party, or at any time by ITC for non-performance. Non-performance, which will be determined solely by ITC, includes failure on the part of CONSULTANT to diligently perform hereunder and/or failure to provide work acceptable to ITC, or, if requested by ITC, failure to show evidence of satisfactory progress in terms of producing acceptable work and/or maintaining schedule.

                                    ARTICLE 5
                                  COMPENSATION

As payment in full for satisfactory completion and acceptance of the services performed and provided to ITC, ITC will pay CONSULTANT a fee based on the following schedule:

- For sales which the aggregate purchase price is less than $5 million, a fee equal to $25,000 plus one percent (1%) of the aggregate purchase price.

- For sales which the aggregate purchase price is more than $5 million, a fee equal to $100,000 plus one percent (1%) of the aggregate purchase price.

As used above, the aggregate purchase price of any transaction will include the following: the fair market value of all cash, securities or other assets exchanged or given to ITC in consideration of the purchase, as well as the book value of all liabilities or debt assumed by purchasers in the transaction. Any debt financing provided to purchaser by ITC will be included in the determination of aggregate purchase price.

CONSULTANT's fee will be considered earned upon consummation of the transaction, and all funds payable to CONSULTANT will be made at closing. CONSULTANT's fee will be placed in escrow by ITC's attorney at closing and will be remitted directly to CONSULTANT by the closing attorney.

                                    ARTICLE 6
                             ACCEPTANCE AND PAYMENT

Acceptance will not occur until the ITC representative has had appropriate time to review and approve the services performed and/or deliverables provided to ITC. If ITC considers CONSULTANT'S services to have been satisfactorily completed, the ITC representative will mark the CONSULTANT'S invoice "accepted for payment" and sign and date the invoice. Invoices or attachments must specify and detail the amount of time and service performed on each task.

ALL INVOICES SHOULD BE SUBMITTED TO ITC, ACCOUNTS PAYABLE, 13515 DULLES TECHNOLOGY DRIVE, HERNDON, VIRGINIA, 20171-3413.

                                    ARTICLE 7
                          ASSIGNMENT AND SUBCONTRACTING

CONSULTANT'S obligations authorized under this AGREEMENT are not assignable or transferable and CONSULTANT agrees not to subcontract any of the work authorized hereunder without prior written approval of ITC.

                                   ARTICLE 10
                                    LIABILITY

ITC specifically agrees by acceptance of this AGREEMENT to save harmless and indemnify CONSULTANT against all loss, liability, damage, and expense caused by any conduct or representations made by it to CONSULTANT or third parties related to the services contemplated by this AGREEMENT. Inasmuch as ITC is the seller of Anderson and that all assets, liabilities, contracts, agreements, understandings, partnerships, joint ventures,


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CONSULTANT Agreement with Philip J. Facchina                              Page 3


business agreements and claims, and in general, the corporate, legal, financial, and accounting affairs of Anderson are under the care, custody and control of ITC, it is understood that the intent of this provision is to absolve and protect CONSULTANT from any and all loss, liability, damage, and expense caused by, or connected with the sale of Anderson by ITC to any party and, the work of CONSULTANT hereunder or the engagement of CONSULTANT pursuant to this AGREEMENT. Notwithstanding the foregoing, ITC will not have any obligation to CONSULTANT for any claim or losses arising from the bad faith, willful misconduct or negligence of the CONSULTANT. CONSULTANT agrees to indemnify ITC for any claims or losses arising out of CONSULTANT'S bad faith, willful misconduct or negligence in the performance of his duties hereunder.

                                   ARTICLE 11
                            OWNERSHIP OF WORK PRODUCT

All technical data, evaluations, reports and other work product of CONSULTANT hereunder shall become the property of ITC and shall be delivered to ITC upon completion of services authorized hereunder. The CONSULTANT hereby releases any and all claim, right or interest including any claim, right or interest arising out of or recognized under Title 17 of the United States Code relating to copyrights, which the undersigned has or may have, now or in the future, in and to any videotape, book, article, pamphlet, chart, film, filmstrip, handbook, manual, or other materials produced or hereafter to be produced by ITC (all of which are hereinafter called the "Work"), including any claim, right or interest in and to any reproductions and derivative works of the Work. The CONSULTANT agrees that all such rights, including the right to reproduce, prepare derivative works of, distribute copies of (by sale or otherwise), perform, display or otherwise use the Work, have been and shall continue to be the sole and exclusive property of ITC Learning Corporation.

                                   ARTICLE 12
                               LEGAL REQUIREMENTS

CONSULTANT shall secure all licenses or permits required by law and shall comply with all ordinances, laws, rules, and regulations pertaining to its services hereunder.

                                   ARTICLE 13
                             GUARANTEES AND WARRANTY

CONSULTANT warrants and guarantees that the work performed hereunder will be in accordance with generally accepted professional standards.

                                   ARTICLE 14
                             PROPRIETARY INFORMATION

CONSULTANT shall not, either during or after the term of this AGREEMENT, disclose to any third party any confidential information relative to the work of the business of ITC and/or any affiliated corporations, without written consent of ITC, or as disclosed to a potential purchaser pursuant to a duly executed non-disclosure or confidentiality agreement between ITC and the potential purchaser. ITC's representatives shall at all times have access to the work for purposes of inspecting same and determining that the work is being performed in accordance with the terms of the AGREEMENT.

                                   ARTICLE 15
                                     WAIVER

The failure of ITC to insist on strict performance of any of the terms and conditions hereof shall not constitute a waiver of any other provisions or any default to the CONSULTANT. The terms and conditions of this AGREEMENT shall survive the period herein stated. The failure of CONSULTANT to insist on strict performance of any of the terms and conditions hereof shall not constitute a waiver of any other provisions or any default to ITC. The terms and conditions of this Article 15 shall survive the period herein stated.


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CONSULTANT Agreement with Philip J. Facchina                              Page 4


                                   ARTICLE 16
                         ENTIRE AGREEMENT AND AMENDMENTS

This instrument constitutes the entire AGREEMENT between the PARTIES covering the subject matter. No modifications or amendments shall be valid unless in writing and signed by the PARTIES.

IN WITNESS WHEREOF, THE PARTIES hereto have caused this AGREEMENT to be duly executed in their respective names.

For ITC LEARNING CORPORATION                  For

AGREEMENT Executed By:                               AGREEMENT Executed By:

/s/ J.H. (Bill) Walton                               /s/ Philip J. Facchina
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J.H. (Bill) Walton                                   SSN: ###-##-####

Reviewed by   /s/ Christopher E. Mack
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              Christopher E. Mack
              Vice President, Finance & Administration